Exhibit 99.1
April 28, 2021
Echo Global Logistics Reports Record First Quarter 2021 Results
Strong execution drives numerous quarterly records, including a 45% increase in revenues during the first quarter
CHICAGO, Apr. 28, 2021 /PRNewswire/ -- Echo Global Logistics, Inc. (NASDAQ: ECHO), a leading provider of technology-enabled transportation management services, today reported financial results for the quarter ended March 31, 2021.
"Echo’s first quarter results represent record quarterly financial performance across the board,” said Doug Waggoner, Chairman of the Board of Directors and Chief Executive Officer at Echo. “I am excited and encouraged by our continued progress and execution, as it demonstrates the value we bring to our carriers and clients, particularly through periods of supply constraints and supply chain disruptions. We continue to deliver high levels of service, combining skilled people and innovative technology and data science, which is driving growth in our truckload and managed transportation businesses, leading to very strong financial results."
First Quarter 2021 Highlights
•Revenue increased 45.3% to $800.8 million from the first quarter of 2020
•Gross profit increased 36.3% to $116.2 million from the first quarter of 2020
•Adjusted gross profit(1) increased 33.5% to $120.0 million from the first quarter of 2020
•Truckload ("TL") revenue increased 56.6% to $575.9 million from the first quarter of 2020, and TL volume increased 12.6% from the first quarter of 2020
•Less than truckload ("LTL") revenue increased 20.6% to $190.4 million from the first quarter of 2020, and LTL volume increased 9.7% from the first quarter of 2020
•Transactional revenue increased 44.0% to $617.0 million and Managed Transportation revenue increased 49.9% to $183.8 million from the first quarter of 2020
•Net income increased to $10.2 million, compared to net loss of $2.9 million in the first quarter of 2020
•Fully diluted EPS increased to $0.38 in the first quarter of 2021; non-GAAP fully diluted EPS(1) increased to $0.61 in the first quarter of 2021
•Adjusted EBITDA(1) increased 90.1% to $28.3 million, compared to $14.9 million in the first quarter of 2020
_____________________
(1)Represents a non-GAAP financial measure. For the definition and a discussion of each non-GAAP financial measure contained in this release, see "Non-GAAP Financial Measures." For a reconciliation of each non-GAAP financial measure to the nearest comparable GAAP financial measure, see the "Reconciliation of Non-GAAP Financial Measures" section of this release.

Exhibit 99.1
2021 Second Quarter and Full Year Guidance
Pete Rogers, Chief Financial Officer at Echo, concluded, "We remain very encouraged by our continued ability to win new business and grow our market share by demonstrating value to both our shippers and carriers. Given our strong start to the first quarter and solid market fundamentals, we are expecting revenue for the second quarter to be between $830M - $870M, representing 65% year-over-year growth at the mid-point. In addition, we are raising our full year revenue guidance to be between $3.15B – $3.35B, representing 29% year over year growth and a 15% increase from our original expectations."
Conference Call
A conference call, with accompanying presentation slides, will be broadcast live on April 28, 2021 at 4:00 p.m. Central Time (5:00 p.m. Eastern Time). Doug Waggoner, Chairman of the Board of Directors and Chief Executive Officer; Dave Menzel, President and Chief Operating Officer; and Pete Rogers, Chief Financial Officer, will host the call. To participate in the call, dial 877-303-6235 (toll free) or 631-291-4837 (toll) and reference "Echo Global Logistics." To listen to a live webcast of the call, visit the Echo website at http://ir.echo.com. A replay of the webcast will be available for one year following the live webcast in the Investor Relations section of the Echo website. To listen to an audio replay, call 855-859-2056 (toll free) or 404-537-3406 (toll) and enter conference ID 3264937. The audio replay will be available through May 5, 2021.
Non-GAAP Financial Measures
This release includes the following financial measures defined as "Non-GAAP financial measures" by the Securities and Exchange Commission (the "SEC"): Adjusted gross profit, adjusted gross profit margin, EBITDA, Adjusted EBITDA and Non-GAAP fully diluted EPS. Adjusted gross profit is calculated as revenue less transportation costs (excludes internal use software depreciation). Adjusted gross profit margin is calculated as adjusted gross profit (as previously defined) divided by revenue. EBITDA is defined as net income excluding the effects of depreciation, amortization, cash and non-cash interest expense and income taxes. Adjusted EBITDA is defined as EBITDA (as previously defined) excluding the changes in contingent consideration and stock compensation expense. Non-GAAP fully diluted EPS is defined as fully diluted EPS excluding changes in contingent consideration, amortization, non-cash interest expense, stock compensation expense and the tax effect of these adjustments. We believe such measures provide useful information to investors because they provide information about the financial performance of the Company's ongoing business.
Adjusted gross profit, adjusted gross profit margin, EBITDA, Adjusted EBITDA and Non-GAAP fully diluted EPS are used by management in its financial and operational decision-making and evaluation of overall operating performance. These measures may be different from similar measures used by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles. For a reconciliation of each non-GAAP financial measure to the nearest comparable GAAP financial measure, see "Reconciliation of Non-GAAP Financial Measures" included in this release.
Forward-Looking Statements
All statements made in this release, other than statements of historical fact, are or may be deemed to be forward-looking statements. These statements are forward-looking statements under the federal securities laws. We can give no assurance that any future results discussed in these statements will be achieved. These statements are based on current plans and expectations of Echo Global Logistics and involve risks, uncertainties and other factors that may cause our actual results, performance or achievements to be different from any future results, performance or achievements expressed or implied by these statements. Information concerning these risks, uncertainties and other factors is contained under the headings

Exhibit 99.1
"Risk Factors" and "Forward-Looking Statements" and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2020, and other filings with the SEC.

About Echo Global Logistics
Echo Global Logistics, Inc. (NASDAQ: ECHO) is a leading Fortune 1000 provider of technology-enabled transportation and supply chain management services. Headquartered in Chicago with more than 30 offices around the country, Echo offers freight brokerage and Managed Transportation solutions for all major modes, including truckload, partial truckload, LTL, intermodal and expedited. Echo maintains a proprietary, web-based technology platform that compiles and analyzes data from its network of over 50,000 transportation providers to serve 35,000 clients across a wide range of industries and simplify the critical tasks involved in transportation management. For more information on Echo Global Logistics, visit: www.echo.com.
ECHO: Earnings
INVESTOR RELATIONS CONTACTS:
Pete Rogers
Chief Financial Officer
Echo Global Logistics
312-676-4584
Zach Jecklin
SVP of Strategy
Echo Global Logistics
312-784-2046

MEDIA CONTACT:
Christopher Clemmensen
SVP of Marketing
Echo Global Logistics
312-784-2132

Exhibit 99.1
Summarized financial results and select operating metrics are as follows:

	Three Months Ended March 31,
Dollars in millions, except per share data	2021	2020	% change
	(unaudited)
Transactional revenue	$617.0	$428.4	44.0%
Managed Transportation revenue	183.8	122.7	49.9%
Revenue	800.8	551.0	45.3%

Transportation costs (excludes internal use software deprecation)(1)	680.8	461.1	47.6%

Commission expense	36.3	27.2	33.2%
Change in contingent consideration	0.1	0.0	274.5%
Stock compensation expense	5.0	4.6	9.5%
Other selling, general and administrative	55.4	47.8	16.1%
Selling, general and administrative expenses	96.9	79.7	21.6%

Depreciation	6.1	7.0	(13.1)%
Amortization	2.6	2.8	(6.8)%
Depreciation and amortization	8.7	9.8	(11.3)%

Income from operations	14.5	0.5	3,040.6%

Cash interest expense	0.7	1.3	(44.7)%
Non-cash interest expense	—	1.5	(100.0)%
Interest expense	0.7	2.8	(74.3)%
Income (Loss) before provision for income taxes	13.7	(2.3)	690.4%
Income tax expense	(3.5)	(0.6)	486.0%
Net income (loss)	$10.2	$(2.9)	447.7%

Fully diluted earnings (loss) per share	$0.38	$(0.11)	439.4%
Diluted shares	26.6	26.0
Note: Amounts may not foot due to rounding.
(1)Transportation costs excludes internal use software depreciation of $3.9 million and $4.7 million for three months ended March 31, 2021 and 2020, respectively. Internal use software depreciation is included in depreciation expense.

Exhibit 99.1

Reconciliation of Non-GAAP Financial Measures	Three Months Ended March 31,
Dollars in millions, except per share data	2021	2020	% change
	(unaudited)
Revenue	$800.8	$551.0	45.3%
Transportation costs	680.8	461.1	47.6%
Internal use software depreciation	3.9	4.7	(18.3)%
Gross profit	$116.2	$85.2	36.3%
Add: Internal use software depreciation	3.9	4.7	(18.3)%
Adjusted gross profit(1)	$120.0	$89.9	33.5%

Net income (loss)	$10.2	$(2.9)	447.7%
Depreciation	6.1	7.0	(13.1)%
Amortization	2.6	2.8	(6.8)%
Non-cash interest expense	—	1.5	(100.0)%
Cash interest expense	0.7	1.3	(44.7)%
Income tax expense	3.5	0.6	486.0%
EBITDA(1)	$23.1	$10.3	125.8%
Change in contingent consideration	0.1	0.0	274.5%
Stock compensation expense	5.0	4.6	9.5%
Adjusted EBITDA(1)	$28.3	$14.9	90.1%

Fully diluted earnings (loss) per share	$0.38	$(0.11)	439.4%
Change in contingent consideration	0.00	0.00	265.6%
Amortization	0.10	0.11	(9.0)%
Non-cash interest expense	—	0.06	(100.0)%
Stock compensation expense	0.19	0.18	6.9%
Tax effect of adjustments	(0.07)	(0.04)	71.0%
Non-GAAP fully diluted EPS(1)	$0.61	$0.19	217.2%

Operating Metrics
Adjusted gross profit margin(1)	15.0%	16.3%	(133)	bps
Total employees	2,617	2,527	3.6%
Sales employees and agents	1,675	1,646	1.8%
TL revenue %	71.9%	66.7%	518	bps
LTL revenue %	23.8%	28.7%	(488)	bps
Note: Amounts may not foot due to rounding.
(1)See the "Non-GAAP Financial Measures" section of this release for the definition and a discussion of each Non-GAAP financial measure.

Exhibit 99.1
Echo Global Logistics, Inc.
Condensed Consolidated Statements of Operations

	Three Months Ended March 31,
	2021	2020
In thousands, except per share data	(unaudited)
Revenue	$800,802	$551,049

Costs and expenses:
Transportation costs (excludes internal use software depreciation)(1)	680,773	461,142
Selling, general and administrative expenses	96,881	79,654
Depreciation and amortization	8,689	9,792
Income from operations	14,459	460
Interest expense	(717)	(2,788)
Income (Loss) before provision for income taxes	13,742	(2,328)
Income tax expense	(3,546)	(605)
Net income (loss)	$10,196	$(2,933)

Basic earnings (loss) per share	$0.39	$(0.11)
Diluted earnings (loss) per share	$0.38	$(0.11)
Note: Amounts may not foot due to rounding.
(1)Transportation costs excludes internal use software depreciation of $3.9 million and $4.7 million for three months ended March 31, 2021 and 2020, respectively. Internal use software depreciation is included in depreciation expense.
Echo Global Logistics, Inc.
Condensed Consolidated Balance Sheets

	March 31, 2021	December 31, 2020
In thousands	(unaudited)
Cash and cash equivalents	$57,432	$41,297
Accounts receivable, net of allowance for doubtful accounts	500,264	439,391
Other current assets	12,408	12,787
Total noncurrent assets	467,569	470,469
Total assets	$1,037,673	$963,944

Accounts payable	$380,589	$317,692
Other current liabilities	58,565	59,443
Long-term debt, net	134,058	133,945
Other noncurrent liabilities	52,760	53,494
Stockholders’ equity	411,701	399,369
Total liabilities and stockholders’ equity	$1,037,673	$963,944
Note: Amounts may not foot due to rounding.

Exhibit 99.1
Echo Global Logistics, Inc.
Condensed Consolidated Statements of Cash Flows

	Three Months Ended March 31,
	2021	2020
In thousands	(unaudited)
Net cash provided by operating activities	$27,235	$9,668
Net cash used in investing activities	(8,190)	(5,101)
Net cash used in financing activities	(2,910)	(470)
Increase in cash and cash equivalents	16,135	4,097
Cash and cash equivalents, beginning of period	41,297	34,626
Cash and cash equivalents, end of period	$57,432	$38,722
Note: Amounts may not foot due to rounding.